                        CONTRACT MANUFACTURING AGREEMENT


This Agreement is made as of the ____ of ___________, 1998, between GEN TRAK, INC., a ________________ corporation, with its principal place of business at 5100 Campus Drive, Plymouth Meeting, Pennsylvania 19462 ("GEN TRAK") and SFP RESEARCH, INC., a ________________ corporation, with its principal place of business at 121 West Swannanoa Avenue, Liberty, North Carolina 27298 ("SFP").

The parties agree as follows:

1.  APPOINTMENT

    A. Manufacture Agreement. SFP agrees to manufacture and sell to GEN TRAK during the Term of this Agreement (defined below) the HLA Trays and related products manufactured by SFP as described in Exhibit "A" hereto (the "Product"). Except as provided subparagraph C of this paragraph, SFP hereby appoints GEN TRAK as SFP's exclusive distributor worldwide of the Product. GEN TRAK hereby accepts such appointment and undertakes to use its best efforts to sell and promote the sale of Product.

    B. Relocation of Materials. GEN TRAK shall consolidate its inventory of immunogenetic products and reagents in Liberty North Carolina and use SFP as the primary shipping point for its business. Any in all physical or raw material assets transferred to SFP in Liberty, North Carolina shall be labeled separately and distinguished for accounting and ownership purposes.

    C. Sales by SFP. Notwithstanding anything herein to the contrary, and provided that it is not in direct competition with GEN TRAK, SFP may market and sell the Product under its own label to its existing customers as follows:

       JOHN LEE - TAIWAN
       LAB CORP.
       METHODIST HOSPITAL
       UNC HOSPITAL - CHAPPELL HILL
       PITT COUNTY MEMORIAL HOSPITAL
       CHARLOTTE MECKLENBURG HOSPITAL AUTHORITY
       ARC BADGER
       DIAGNOSTICA LONGWOOD, SA. - China

    D. Relationship of Parties. The relationship between the parties is that of vendor and purchaser (rather than principal and agent) and, accordingly, GEN TRAK shall not be empowered by its appointment hereunder or otherwise to act for or to bind SFP, or to make any express or implied representation or warranty on behalf of SFP.

2.  TERM OF AGREEMENT

    A. Initial Term. The Term of this Agreement shall commence on the date of this Agreement and, unless this Agreement is earlier terminated pursuant to the provisions hereof or otherwise, shall continue for a period of two (2) years. (Such period, as extended as provided in subparagraph B of this paragraph, is referred to herein as the "Term")

    B. Additional Terms. Provided that it is not in default hereunder, GEN TRAK may extend this Agreement for three (3) additional consecutive one (1) year periods upon written notice to SFP delivered at least ninety (90) days prior to the expiration of the then current Term.


3.  ORDERS AND FORECASTS FOR THE PRODUCTS

    A. 12 Month forecast. On the date of the signing of this Agreement and on the last day of each calendar quarter during the Term, GEN TRAK will provide to SFP a twelve (12) month rolling forecast of anticipated Product needs.

    B. 60 Day Forecast. SFP will maintain an inventory of Product at its North Carolina facility sufficient to meet projected demand for the Product as set forth in the rolling forecast for at least sixty (60) days. SFP will be responsible for direct shipping of the Product to GEN TRAK's customers as per shipping orders forwarded by GEN TRAK's Order Entry/Customer Service Department.


4.  PRICE AND PAYMENT TERMS

    A. Purchase Price. SFP agrees to provide the Product to GEN TRAK at a price per unit equal to the direct cost to manufacture the unit, exclusive of indirect costs and overhead, with adjustments, if any, as may be mutually agreed to reflect market conditions. During the Term of this agreement, this cost per unit may only be changed by mutual agreement based on a demonstrable increase in the cost to manufacture of SFP. The parties agree that the initial cost per unit of the Product will be established by mutual agreement as soon as reasonably possible and attached hereto as Exhibit "B" (the "Purchase Price").

    B. Additional Consideration. GEN TRAK shall pay to SFP the following as additional compensation here under:

       i. A monthly flat fee of seven thousand, five hundred ($7,500.00) dollars. This flat fee shall be pro rated during the first and last month of this Agreement.

       ii. An hourly fee of fifty ($50.00) dollars per hour for all additional production hours directly related to the manufacture of the Product over one hundred sixty (160) hours per month.

       iii. The cost of any additional staff hired to work exclusively on the manufacture of the Product for GEN TRAK. It is acknowledge and agreed that SFP shall be the sole employer of any such employee, and that GEN TRAK shall merely reimburse SFP the direct cost of such employment.

    C. Taxes/Risk of Loss. GEN TRAK shall be responsible for and pay all value, excise, sales and similar taxes that may be required to be paid by reason of GEN TRAK's purchases of the Units. Risk of loss for the Product shall pass to GEN TRAK upon delivery to a carrier for shipment. GEN TRAK may use its standard purchase order form to order products; provided, however, any such form shall reference this Agreement and the terms and conditions of this Agreement will supersede any different or additional terms on such order.

    D. Expansion by SFP. It is acknowledged and agreed that to perform its obligations here under, SFP shall be required to expand its existing physical plant into the adjoining property. It is agreed that (i) the lease for such property shall be in the name of and shall be the exclusive obligation of SFP, provided, however, that GEN TRAK shall pay the monthly rental for the additional property of four hundred fifty ($450.00) dollars; and (ii) SFP shall be responsible, at its expense, for all improvements in the HVAC and electric utilities, provided, however, that GEN TRAK shall pay the monthly carrying cost of the construction mortgage necessary to make said improvements, not to exceed $_________ per month.

    E. Time of Payment. All payments will be sent by GEN TRAK to SFP Net 30, unless otherwise mutually agreed upon. Any payment not made within said thirty
(30) day period will bear interest from the expiration of said thirty (30) day period at the rate of one percent (1%) over the Prime Rate as reported by the Chase Manhattan Bank of New York, or its successor.


5.  MARKETING, REDISTRIBUTION

    A.   Promotion and Marketing.

         (i) SFP acknowledges that GEN TRAK anticipates marketing the Product and agrees that any brand name and all product packaging and all marketing, advertising and promotion materials (collectively, the "Brand Name") shall remain the exclusive property of GEN TRAK. SFP may not use the Brand Name in any way without the express written consent of GEN TRAK.

         (ii) GEN TRAK agrees to use its best efforts to promote and sell the Product, at its own expense, as soon as feasible after the date of this Agreement.

         (iii) GEN TRAK will maintain an adequate sales force during the term of this Agreement to effectively market and sell the Product and handle all customer complaints in a professional and efficient manner.

         (iv) All expenses incurred by GEN TRAK in connection with the performance of its obligations hereunder will be borne solely by GEN TRAK

    B. Compliance. SFP will comply with all laws, regulations and orders, including all health regulatory requirements, of any government and with all other governmental requirements applicable to the Product and/or to the running of a GMP production facility. GEN TRAK shall furnish SFP with such assistance and cooperation as may reasonably be requested in connection with compliance with such governmental requirements.

    C. Trademarks. To the extent reasonably required by GEN TRAK to perform its obligations pursuant to this Agreement, SFP grants to GEN TRAK a non-transferable, royalty-free license, with no right to grant sublicenses, to use during the term of this Agreement the Trademark with respect to the Product, alone or in conjunction with any one or more trademarks of GEN TRAK, provided, however, that such license may only be used by GEN TRAK in connection with the sale of the Product. SFP acknowledges the validity of the Trademark and SFP's ownership thereof.

    D. Customer Service. GEN TRAK shall be responsible for all "front line" customer services for the Product. SFP will assist with other customer services for the products as necessary and will transmit shipping advice instructions in a timely manner.


6.  TERMINATION

    A. Default by GEN TRAK. If GEN TRAK breaches a term or provision of this Agreement, SFP shall give GEN TRAK written notice of such breach. If such breach is not remedied within thirty (30) days of such notice, in addition to any other right or remedy it may have under this Agreement or otherwise, SFP may:

       i. Seek specific performance by GEN TRAK of its obligations hereunder in an appropriate court, it being acknowledged and agreed that the services provided by GEN TRAK are specific to GEN TRAK and could not be performed by any other entity; or

       ii. Terminate this Agreement by giving GEN TRAK written notice.

    B. Default by SFP. If SFP breaches a term or provision of this Agreement, GEN TRAK shall give SFP written notice of such breach. If such breach is not remedied within thirty (30) days of such notice, in addition to any other right or remedy it may have under this Agreement or otherwise, GEN TRAK may:

       i. Seek specific performance by SFP of its obligations hereunder in an appropriate court, it being acknowledged and agreed that the services provided by SFP are specific to SFP and could not be performed by any other entity; or

       ii. Manufacture the Product at another facility and recover as damages from SFP all profit lost during the period prior to full operations. SFP hereby grants to GEN TRAK all licenses, trademarks, patents, etc. required for such production, if any; or

       iii. Terminate this Agreement by giving SFP written notice.

    C. Consequential Damages. Except as provided in Paragraph B of this Article, neither party, by reason of the termination of this Agreement, will be liable to the other because of damages, expenditures, loss of profits, or prospective profits of any kind or nature, sustained or arising out of such termination or for any investments related to the performance of this Agreement or the goodwill created in the course of the performance under this Agreement.

    D. No Release. No termination of this Agreement will in any manner whatsoever release, or be construed as releasing, any party from any liability to the other arising out of or in connection with a party's breach of, or failure to perform any covenant, agreement, duty or obligation contained in this Agreement. Neither party will be relieved from any obligations vested prior to the date of termination of this Agreement.

    E. Return of Materials. Upon termination of this Agreement, all furnished goods, materials and other assets delivered by GEN TRAK in place in North Carolina or in the possession of SFP shall be returned by SFP, at GEN TRAK's expense, to GEN TRAK at its offices in Plymouth Meeting, PA, or to such other place as GEN TRAK shall designate in writing.

    F. Sale/Return of Inventory. In addition to its rights under paragraph B above, for a period of 60 days after the expiration or termination of this Agreement, GEN TRAK may sell the inventory of Product GEN TRAK has on hand at the time of such expiration or termination through its normal trade channels for the Product; provided, however, that if within 10 days after such expiration or termination SFP notifies GEN TRAK that it wishes to purchase all or part of such inventory of Product, GEN TRAK shall sell to SFP all or part of such inventory of Product, as desired by SFP, but in each case limited to those Units in good and usable condition as per SFP's existing quality control standards, for an amount equal to the cost of such inventory to SFP at the time of the purchase. GEN TRAK shall return to SFP for credit against amounts payable by GEN TRAK to SFP all Product, less reasonable customer samples and test samples, not sold and paid for at the expiration of such 60 day period.


7.  PRODUCT WARRANTY

    A. Product Specifications. The parties agree to establish by mutual agreement as soon as reasonably possible Product Specifications and to attach the same hereto as Exhibit "C" (the "Product Specifications"). SFP warrants that the Product will meet the "Product Specifications", as may be amended from time to time, for the period of time up to and including the expiration date printed or stamped on the product if used, stored and shipped in accordance with SFP's instructions. With respect to any Product failing to meet the Product Specifications, SFP will, at its option: (i) grant to GEN TRAK a credit for such defective Product equal to the price paid therefor by GEN TRAK or (ii) provide replacement Product. In no event will SFP be liable under this Agreement for any failure of any Product to meet the Product Specifications due to improper use, storage or shipment by GEN TRAK or anyone receiving the Product directly or indirectly from GEN TRAK.

    B. Quality Control Standards. The parties agree to establish by mutual agreement as soon as reasonably possible Quality Control and Quality Assurance standards including manufacturing processes and to attach the same hereto as Exhibit "D" (the "Quality Control Standards"). SFP and GEN TRAK hereby agree to the Quality Control Standards, as may be amended from time to time. All products delivered to GEN TRAK or to GEN TRAK's customers will be certified by SFP as having met minimum, agreed upon performance standards. SFP will replace all products that fail to perform to these minimum standards.


8.  LIMITATIONS OF LIABILITY

EACH PARTY WILL ONLY BE LIABLE TO THE OTHER PARTY FOR DAMAGES THAT ARE DIRECTLY ATTRIBUTABLE TO ITS MATERIAL BREACH OF THIS AGREEMENT OR ITS GROSSLY NEGLIGENT OR INTENTIONAL ACT OR OMISSION. NOTWITHSTANDING THE FOREGOING, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY OR PARTIES FOR INDIRECT DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY GOODS SOLD OR DELIVERED TO GEN TRAK. NOTHING IN THIS AGREEMENT WILL CREATE ANY LIABILITY OF EITHER OR BOTH PARTIES TO ANY THIRD PARTY OR PARTIES.


9.  INDEMNITY

    A. Indemnity by SFP. SFP agrees to and hereby does indemnify and hold GEN TRAK harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorneys' fees, which GEN TRAK may incur by reason of any Product sold or furnished by SFP which result in injury, illness or death of any person, to the extent that such claims arise out of or result from (i) product design, (ii) manufacturing, (iii) a breach of this Agreement or, (iv) failure to comply with the Quality Control and Quality Assurance standards including manufacturing processes set forth in Exhibit D attached hereto, except if such claims arise from the gross negligence or willful misconduct of GEN TRAK.

    B. Indemnity by GET TRAK. GEN TRAK hereby agrees to and hereby does indemnify and hold SFP harmless from and against all claims, damages, losses, costs and expenses, including attorney's fees, which SFP may incur to the extent that such claims arise out of or result from (1) the unlawful sale or other distribution of Product by GEN TRAK or use by any purchasers, including any improper sales by GEN TRAK to customers who are enumerated in Paragraph 1(C) hereof, (ii) the distribution, labeling or packaging of the Products or, (iii) failure to comply with the Quality Control and Quality Assurance standards including manufacturing processes set forth in Exhibit D attached hereto, except for such claims which arise out of or result from the gross negligence, or willful misconduct of SFP.

10. PROPRIETARY RIGHTS

    A. Ownership of SFP Proprietary Rights. SFP will retain all of its rights, title and ownership in all copyrights, trademarks, trade secrets, Patents, and all other intellectual property embodied in the Product. Except as otherwise expressly provided in this Agreement, GEN TRAK will have no right, title or interest in the intellectual property embodied in the Product.

    B. Ownership of GEN TRAK Proprietary Rights. GEN TRAK will retain all of its rights, title and ownership in (i) all copyrights, trademarks, trade secrets, Patents, and all other intellectual property embodied in the Brand Name and (ii) all customer lists, research and other data. Except as otherwise expressly provided in this Agreement, SFP will have no right, title or interest in the intellectual property embodied in the Brand Name.

    C. Confidential Information. Each party agrees that it will treat accordingly all verbal and written communications from the other party which are designated, or which should reasonably be regarded in the normal commercial view, as constituting business secrets or propriety information ("Proprietary Information"). Each party agrees to refrain from disclosing or making available to any third party any of the other party's Proprietary Information without the other party's written consent and to impose upon its employees and agents the same obligations with respect to the other party's Proprietary Information as it employs with respect to its own confidential information. No such obligations of confidence will extend to information which (a) is publicly available; (b) is independently developed by the receiving party; (c) is already in the receiving party's possession; or (d) is rightfully received from a third party. The provisions of this Section 12 will survive the termination of this Agreement and for a period of five (5) years thereafter.


11. GOVERNING LAW

This Agreement shall be deemed to have been made in the Commonwealth of Pennsylvania, and shall be construed in accordance with and governed by the laws of Pennsylvania applicable to contracts wholly executed and performed in Pennsylvania. All disputes under this Agreement which cannot be resolved between the parties shall be submitted to binding commercial arbitration in accordance with the rules of the American Arbitration Association the appertaining. The arbitration shall be held at a mutually agreed upon site. All fees and expenses of the Arbitrator shall be borne equally by the parties.


12. ASSIGNMENT

    A. Neither this Agreement, nor any rights or obligations of GEN TRAK thereunder shall:

       1. be assigned by GEN TRAK to any person or entity, or

       2. be transferred, or pass to, any person or entity by merger or consolidation, in bankruptcy or insolvency proceedings or by operation of law or otherwise, without the prior written consent of SFP, which may be withheld by SFP for any reason or for no reason, in SFP's sole discretion. Any assignment in violation of the foregoing shall be deemed null and void. SFP may assign or delegate any or all of its rights or duties hereunder to any party. Notice thereof need not be given to GEN TRAK in order to be effective; provided, however, SFP agrees to notify GEN TRAK of any such assignment and provide information with respect thereto to the extent necessary to enable GEN TRAK to perform its obligations thereunder, including, without limitation, any change in the address for placement of orders or payment of invoices for Products.


13. FORCE MAJEURE

In the event that either party is unable to carry out its obligations under this Agreement due to Force Majeure beyond its control (including, without limitation, acts of God; war, riot; fire; flood; explosion; labor disputes; embargoes; or unavailability or shortages of raw material, bulk, equipment or transport), the failure so to perform shall be excused and not constitute a default hereunder during the continuation of the intervention of such Force Majeure, provided, however that this provision shall not apply to the obligation of GEN TRAK to pay for the Product as provided in Paragraph 4 hereof. The party affected by such Force Majeure shall resume performance as promptly as practicable after such Force Majeure has been eliminated. Notwithstanding the foregoing, in the event either party is unable to carry out its obligations hereunder by reason of such Force Majeure for a period of forty-five (45) days or more, then either party may at any time thereafter during the continuance of such Force Majeure terminate this Agreement upon notice to the other party setting forth the circumstances of such Force Majeure.


14. OPTION TO PURCHASE.

    GET TRAK shall have an option to purchase, in its sole discretion either (i) the capital stock or (ii) all or a portion of the assets of SFP, including usable sera inventory at fair market value, for a mutually agreed upon sum not to exceed Seven Hundred Thousand Dollars ($700,000.00), subject to appropriate due diligence. Said consideration to be made, upon the written exercise of the option, in cash or stock at GEN TRAK's sole discretion, at any time during the Term of this Agreement. Said purchase shall be consummated as soon as possible after the exercise of the option, but in all events within ninety (90) days after the exercise of the option.


15. MISCELLANEOUS.

    A. No Agency, No Joint Venture - Independent Contractor. SFP will act as independent contractor under the terms of this Agreement. SFP is not, and will not be deemed to be, employee, agent, co-venturer or legal representative of GEN TRAK for any purpose. SFP will not be entitled to enter into any contracts in the name of, or on behalf of GEN TRAK, nor will SFP be entitled to pledge the credit of GEN TRAK in any way or hold itself out as having authority to do so.

    B. Severability. Should any provision of this Agreement be determined by a court having jurisdiction over the parties and the subject matter to be illegal or unenforceable in such jurisdiction, the parties agree that such determination shall not affect or impair the validity or enforceability of such provision in any other jurisdiction or the validity or enforceability of any other provision.

    C. Entire Agreement; Amendment. This Agreement and the Exhibits hereto set forth and constitute the final, complete and entire agreement between the parties hereto with respect to the subject matter hereof, supersede any and all prior agreements, understandings, promises and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto and are intended as a complete and exclusive statement of the terms of the agreement between the parties. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized officers of both parties.

    D. Waiver. No waiver of any right under this Agreement will be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform will be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

    E. Headings. Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

    F. Notices. Notice, consent, demand, approval, or other communication required or permitted under this Agreement will be written and will be deemed to have been given (i) when personally delivered, including confirmed delivery by facsimile or telex, (ii) on the next day after delivery to a nationally recognized over-night express delivery service; or (iii) on the third day after it is mailed, postage prepaid, certified or registered mail, return receipt requested, addressed to the following address or to such other address as the party to be notified shall have specified to the other party in accordance with this paragraph:

         If to SFP:                                 with a copy to:

                SFP RESEARCH, INC.
                121 West Swannanoa Avenue
                P.O. Box 1290
                Liberty, NC 27298

                Attn: Stephen F. Repp

         If to GEN TRAK:                             with a copy to:

                Gen Trak, Inc.                       Henry A. Carpenter II, Esq.
                510 Campus Drive                     1513 Judith Place
                Plymouth Meeting, PA 19462           Yardley, PA 19067

                Attn: Arthur V. Boyce Jr.

    G. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original and all of which will constitute together but one of the same document.

    H. Authority to Enter Into and Execute Agreement. Each party represents and warrants to the other they have the right and lawful authority to enter into this Agreement for the purposes herein and that them are no other outstanding agreements or obligations inconsistent with the terms and provisions hereof.

    IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ATTEST:                                              SFP RESEARCH, INC.

                                                     BY:________________________
Name:______________________                          Name:______________________
Title:_____________________                          Title:_____________________

ATTEST:                                              GEN TRAK, INC.

                                                     BY:________________________
Name:______________________                          Name:______________________